Exhibit 4.2

GUARANTY AGREEMENT

1.      For and in consideration of the granting of financial accommodation by AmeriPlan Corporation (hereinafter called "Creditor") to Zurvita, Inc. (hereinafter called "Debtor"), The Amacore Group, Inc. unconditionally guarantees and promises to Creditor, its successors or assigns, the due and punctual payment when due and upon demand, whether by acceleration or otherwise, in lawful money of the United States, all indebtedness of Debtor under and with respect to the obligations and liabilities set forth in that certain promissory note of Debtor in favor of Creditor in principal amount of $600,000.00 of even date herewith and attached hereto as Exhibit "A", now or hereafter incurred or created, however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable (the foregoing hereafter collectively called "indebtedness"). The liability of the undersigned under this guaranty shall not exceed the sum of $600,000.00 for principal, together with all interest upon the indebtedness and all costs of collection including without limitation reasonable attorneys' fees. Any payment by undersigned shall not reduce its maximum obligation hereunder, unless written notice to that effect be actually received by Debtor at or prior to the time of such payment.

2.      The undersigned authorizes and empowers Creditor, in the latter's uncontrolled discretion, without notice or demand and without diminishing, releasing, discharging, or otherwise affecting the liability of the undersigned hereunder, at any time and from time to time, and in such manner and upon such terms, if any, as Creditor may determine, to (a) the time and/or manner of payment of the indebtedness or any part thereof, (b) take and hold security for the payment of the indebtedness or any part thereof, change, substitute, exchange, enforce, sell, waive and release all or any portion of any security held by the Creditor for the payment of the indebtedness or for the performance of this guaranty; (c) apply such security and direct the order or manner of sale thereof as Creditor in its discretion may determine; and (d) release or substitute any other of the undersigned, or any of the endorsers or guarantors of the indebtedness, or any part thereof, or any other parties thereto. The obligations of the undersigned hereunder shall not be released, discharged or in any way affected nor shall the undersigned have any rights or recourse against the Creditor, by reason of any action the Creditor may take or omit to take under the foregoing powers of authority.

3.     The undersigned waives any right to require Creditor to (a) proceed against Debtor or others, (b) proceed against or exhaust any security held by Creditor, or (c) pursue any other remedy in Creditor's power whatsoever; and the undersigned waives any defense arising by reason of any disability or other defense of the Debtor, or by reason of the cessation from any cause whatsoever of the liability of the Debtor. Until all indebtedness of Debtor to Creditor shall have been paid in full, the undersigned shall not have any right of subrogation, and the undersigned waives any right, power or remedy which Creditor now has, or may hereafter have, against any other of the undersigned or against Debtor, or against any other person, and waives any benefit of and any right to participate in any security whatsoever now or hereafter held by Creditor. The undersigned waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this guaranty and of the existence, creation, or incurring of new or additional indebtedness.

4.     In case the Debtor shall fail to pay all or any part of the indebtedness when due, whether by acceleration or otherwise, the undersigned immediately upon such default of Debtor shall pay to Creditor the amount due and unpaid by the Debtor as aforesaid in like manner as if such amount constituted the direct and primary obligation of the undersigned. The Creditor shall not be required prior to any such payment by the undersigned to make any demand upon or pursue or exhaust any of its powers, rights or remedies against any other of the undersigned, the Debtor or others with respect to the payments of any of the indebtedness or to pursue or exhaust any of its rights or remedies with respect to any security held by the Creditor. The obligations of the undersigned hereunder are independent of the obligations of Debtor, and separate action or actions may be brought and prosecuted against the undersigned whether action is brought against Debtor or whether Debtor be joined in any such action or actions; and the undersigned waives the benefit of any statutes of limitations affecting his liability hereunder or the enforcement thereof.

5.      Any indebtedness of Debtor now or hereafter held by the undersigned is hereby subordinated to the indebtedness of Debtor to Creditor; and if Creditor so requests, such indebtedness of Debtor to the undersigned shall be collected, enforced and received by the undersigned as trustees for Creditor and be paid over the Creditor on account of the indebtedness of Debtor to Creditor but without reducing or affecting in any manner the liability of the undersigned under the other provisions of this guaranty.

6.      If Debtor is a corporation, partnership or other unincorporated organization, it is not necessary for Creditor to inquire into the powers of Debtor or the powers of the officers, directors, partners or agents acting or purporting to act on behalf of Debtor, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7.      The undersigned agrees upon demand to pay all costs and expenses of any nature, including reasonable attorney's fees, court costs and costs of collection, incurred or expended by the Creditor in the enforcement of this guaranty or in any proceeding upon security for the indebtedness or this guaranty.

8.      The provisions of this instrument shall inure to the benefit of and bind all parties hereto and their heirs, legatees, devisees, administrators, executors, successors and assigns. The masculine gender includes the feminine and/or neuter and the single number includes the plural, as occasion may require. Should more than one person execute this instrument, the obligations of the undersigned are joint and several.

9.      The obligations incurred herein shall be performed in Plano, County of Collin, State of Texas and shall be governed by the laws of the State of Texas.

IN WITNESS WHEREOF each of the undersigned has duly executed this instrument this 19th day of June, 2009.

THE AMACORE GROUP, INC.

/s/ Jay Shafer
Jay Shafer, Chief Executive Officer